Exhibit 10.93

SURGE GLOBAL ENERGY, INC.
990 HIGHLAND DRIVE SUITE #206
SOLANA BEACH, CA 92075

January 25, 2011
Mr. David McGuire
Dba McGuire Consulting Services, Inc.
10599 Wilshire Blvd.  #307
Los Angeles CA 90024

RE:  SEC COMPLIANCE, INC.  AGREEMENT

Dear David:

Pursuant to our discussions, the following is the Rescission Agreement (“Agreement”), effective December 31, 2010, between Surge Global Energy, Inc. (hereafter “Surge”) and David McGuire and McGuire Consulting Services, Inc. (hereafter collectively “MCS”), as follow:

In consideration of the mutual promises and agreements of the parties herein and the mutual benefits to be gained by the performance hereof, and acknowledging that the value of such consideration is adequate, the parties agree as follows:

a.	Surge agrees to turn over all assets and client lists of SEC-Compliance, Inc., and assigns all liabilities of SEC-Compliance, Inc. to MCS.

b.	Surge will not seek to collect the outstanding SEC-Compliance, Inc. receivables nor use SEC-Compliance’s cash.

c.	Surge will promptly turn over all books and records in its possession at closing.

d.	Surge will issue a 1099 to McGuire for all money and other consideration paid to him in 2010 by January 31, 2011.

e.	Surge will not charge for any services rendered to SEC-Compliance for the last three months.

f.
Surge will continue as an SEC-Compliance, Inc. client after this rescission is completed and SEC-Compliance will charge Surge for all Edgarizing services performed from January 1, 2011 going forward so long as their pricing is competitive with other firms.

g.	As part of this Agreement, the consulting agreement and non-competition agreements between Surge and MCS will be cancelled as of the effective date of this Agreement.

h.	The parties will work in good faith to implement the terms of this settlement.

i.	McGuire will return to Surge the 5,000,000 Surge shares issued to him previously at the same time that the books and records are turned over to him.

j.
McGuire will promptly resign from the Surge Board and agrees to cancellation of the options granted to him as of the date this Agreement is executed, and sign all documents necessary to accomplish the foregoing.

k.
MCS will assume all liabilities of SEC-Compliance, Inc. and will continue to indemnify Surge from any claims arising from the purchase and rescission, including any claims made by PublicEase against Surge, for a two year period from the date of this Agreement.

l.
MCS will honor all of the terms, conditions, and agreements contained in the Amendment to Purchase and Consulting Agreement dated December 27, 2010 with respect to Paragraph 2 therein and specifically the China Chemical shares.

m.
David McGuire and/or MCS will owe nothing to SRGG for costs Surge incurred in the PublicEase lawsuit. It is understood that Surge has paid out of pocket expenses of $4,500 as a result of the PublicEase matter and SRGG waives its right to receive this reimbursement. David McGuire and/or MCS will be responsible for all other expenses in this matter up to $500.00.

n.
Except for advances received, MCS has not been reimbursed for any expenses for 2010 and had obtained approval for a total expense reimbursement to MCS for $6,000 pursuant to MCS’ consulting agreement.  MCS hereby waives its right to receive this reimbursement, and waives any rights it may have had to receive reimbursements for any other expenses, approved or not.

o.
The parties to this Agreement hereby unconditionally, irrevocably and absolutely release and discharge each other, their attorneys, employees, agents, volunteers, successors, and assigns from any and all loss, liability, claims, demands, debts or expenses (including attorneys’ fees and costs), causes of action, or suits of any type, which have occurred or may hereafter occur, related directly or indirectly to any and all arrangements, transactions, or agreements between them, and each of them.  All rights under Section 1542 of the Civil Code of the State of California are hereby waived with respect to the release(s) set forth above.  Said Civil Code Section states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

p.
Surge agrees to pay MCS ten thousand dollars ($10,000.00) in one payment to MCS upon execution of this agreement, receipt of the Surge shares and his resignation from the Surge Board and option cancellation. This amount constitutes the total amount of money owed by Surge to MCS, and MCS waives any rights it may have to any and all other payments from Surge.

q.	This Agreement supersedes all others, except for the agreement in Paragraph l.

AGREED AND ACCEPTED:

/s/ E. Jamie Schloss
E. Jamie Schloss, CEO
Surge Global Energy, Inc.

AGREED AND ACCEPTED:

/s/ David McGuire
David McGuire, individually and as President of
McGuire Consulting Services, Inc.